Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FISCAL 2018 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 26, 2018. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income of $3.4 million, or $1.44 per diluted share, for the three months ended December 31, 2017 compared to net income of $2.3 million, or $1.00 per diluted share, for the three months ended December 31, 2016. During the three months ended December 31, 2017, the Company recognized merger related expenses of $83,000, net of taxes, associated with its pending acquisition of The First National Bank of Odon, as well as an income tax benefit from the adjustment of deferred taxes as a result of the recently enacted Federal tax reform legislation. Excluding the merger related expenses, net of tax, and adjustment to deferred taxes, the Company would have reported net income of $3.4 million (non-GAAP measure)(1) and net income per diluted share of $1.43 (non-GAAP measure)(1).

Net interest income increased $1.1 million for the three months ended December 31, 2017 as compared to the same period in 2016. Interest income increased $1.4 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $114.7 million, from $744.6 million for 2016 to $859.3 million for 2017, and an increase in the average tax-equivalent yield, from 4.49% for 2016 to 4.52% for 2017. Interest expense increased $351,000 due to an increase in the average balance of interest-bearing liabilities of $80.9 million, from $628.4 million for 2016 to $709.3 million for 2017, and an increase in the average cost of interest-bearing liabilities, from 0.65% for 2016 to 0.77% for 2017.

The Company recognized $462,000 in provision for loan losses for the three months ended December 31, 2017, due primarily to an increase of $31.0 million in the loan portfolio, as compared to $306,000 of provision for loan losses recognized for the same period in 2016. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $945,000, from $3.9 million at September 30, 2017 to $3.0 million at December 31, 2017. The Company recognized net charge-offs of $43,000 for the three months ended December 31, 2017 as compared to net charge-offs of $9,000 for the same period in 2016.

Noninterest income increased $1.0 million for the three months ended December 31, 2017 as compared to the same period in 2016. The increase was due primarily to increases in the net gain on sale of loans guaranteed by the U.S. Small Business Administration (“SBA”) and the net gain on trading account securities of $685,000 and $432,000, respectively. The net gain on sales of loans guaranteed by the SBA was $1.5 million for the three months ended December 31, 2017 as compared to $854,000 for the same period in 2016. The net gain on trading account securities was $150,000 for the three months ended December 31, 2017 as compared to a net loss of $282,000 for the same period in 2016.

Noninterest expense increased $842,000 for the three months ended December 31, 2017 as compared to the same period in 2016. The increase was due primarily to an increase in compensation and benefits of $470,000 attributable to the addition of new employees to support the Company’s SBA lending activities as well as normal salary and benefits adjustments.

The Company recognized income tax expense of $622,000 for the three months ended December 31, 2017, for an effective tax rate of 15.1%, as compared to income tax expense of $681,000, for an effective tax rate of 22.6%, for the same period in 2016. The decrease in the effective tax rate was due to a $122,000 benefit from the revaluation of net deferred tax liabilities during the quarter and a reduction in the Company’s statutory income tax rate resulting from the recently enacted Federal tax reform legislation. The adjustment to deferred taxes is provisional and subject to further revision.

(1) Non-GAAP net income and net income per diluted share excludes certain nonrecurring items. A reconciliation to GAAP and discussion of the use of non-GAAP measures is included in the table below.

Comparison of Financial Condition at December 31, 2017 and September 30, 2017

Total assets increased $39.1 million, from $891.1 million at September 30, 2017 to $930.2 million at December 31, 2017. Loans increased $31.0 million due primarily to continued growth in the commercial real estate and SBA loan portfolios. Total deposits increased $6.1 million due primarily to increases in interest-bearing deposit accounts and noninterest-bearing deposit accounts of $1.1 million and $4.9 million, respectively, and despite a $23.8 million decrease in brokered certificates of deposit. Borrowings from the Federal Home Loan Bank increased $31.9 million.

Stockholders’ equity increased $2.2 million, from $93.1 million at September 30, 2017 to $95.3 million at December 31, 2017, due to net income, less dividends, of $3.1 million, partially offset by a decrease of $1.0 million in accumulated other comprehensive income. At December 31, 2017, the Company and Bank were considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	December 31,
OPERATING DATA:	2017	2016
(In thousands, except share and per share data)

Total interest income	$9,426	$8,011
Total interest expense	1,373	1,022

Net interest income	8,053	6,989
Provision for loan losses	462	306

Net interest income after provision for loan losses	7,591	6,683

Total noninterest income	2,906	1,875
Total noninterest expense	6,382	5,540

Income before income taxes	4,115	3,018
Income tax expense	622	681

Net income	3,493	2,337

Less: Net income attributable to noncontrolling interest	87	-

Net income attributable to First Savings Financial Group, Inc.	$3,406	$2,337

Net income per share, basic	$1.53	$1.06
Weighted average shares outstanding, basic	2,228,256	2,205,309

Net income per share, diluted	$1.44	$1.00
Weighted average shares outstanding, diluted	2,358,935	2,329,514

Performance ratios (three month data annualized):
Return on average assets	1.49%	1.15%
Return on average equity	14.58%	10.85%
Return on average common stockholders' equity	14.58%	10.85%
Interest rate spread	3.75%	3.84%
Net interest margin	3.88%	3.94%
Efficiency ratio (1)	58.24%	62.50%

	December 31,	September 30,	Increase
FINANCIAL CONDITION DATA:	2017	2017	(Decrease)
(In thousands, except per share data)

Total assets	$930,152	$891,133	$39,019
Cash and cash equivalents	39,031	34,259	4,772
Investment securities	185,977	188,152	(2,175)
Loans held for sale	29,309	25,635	3,674
Gross loans	625,504	594,548	30,956
Allowance for loan losses	8,511	8,092	419
Interest earning assets	873,471	832,856	40,615
Goodwill	7,936	7,936	-
Core deposit intangibles	607	693	(86)
Noninterest-bearing deposits	101,213	96,283	4,930
Interest-bearing deposits	574,236	573,099	1,137
FHLB borrowings	150,000	118,065	31,935
Total liabilities	834,745	798,018	36,727
Stockholders' equity	95,320	93,115	2,205

Book value per share	$42.34	$41.52	$0.81
Tangible book value per share (1)	38.54	37.68	0.87

Non-performing assets:
Nonaccrual loans	$2,724	$3,823	$(1,099)
Accruing loans past due 90 days	247	93	154
Total non-performing loans	2,971	3,916	(945)
Foreclosed real estate	211	852	(641)
Other nonperforming assets	-	-	-
Total non-performing assets	$3,182	$4,768	$(1,586)

Troubled debt restructurings classified as performing loans	$9,682	$7,041	$2,641

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.36%	1.36%	0.00%
Allowance for loan losses as a percent of
nonperforming loans	286.47%	206.64%	79.83%
Nonperforming loans as a percent of total gross loans	0.47%	0.66%	-0.18%
Nonperforming assets as a percent of total assets	0.34%	0.54%	-0.19%

(1) See non-GAAP financial measures for additional information relating to calculation of this item

NON-GAAP FINANCIAL MEASURES:

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's performance.  The Company believes the financial measures presented below are important because of their widespread use by investors as a means to evaluate capital adequacy and earnings.  The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements.

	Three Months Ended
	December 31,
Net Income	2017	2016
(In thousands, except per share data)
Net income attributable to First Savings Financial Group, Inc. (Non-GAAP)	$3,367	$2,337
Less: Merger related expenses, net of tax effect	(83)	-
Less: Effect of adjustment to deferred taxes due to tax law change	122	-
Net income attributable to First Savings Financial Group, Inc. (GAAP)	$3,406	$2,337

	Three Months Ended
	December 31,
Net Income per Share, Diluted	2017	2016

Net income per share, diluted (non-GAAP)	$1.43	$1.00
Less: Merger related expenses, net of tax effect	(0.04)	-
Less: Effect of adjustment to deferred taxes due to tax law change	0.05	-
Net income per share, diluted (GAAP)	$1.44	$1.00

	Three Months Ended
	December 31,
Efficiency Ratio	2017	2016
(In thousands)
Noninterest expense	$6,382	$5,540

Net interest income	8,053	6,989

Noninterest income	2,906	1,875
Efficiency ratio	58.24%	62.50%

	December 31,	September 30,
Tangible Book Value Per Share:	2017	2017
(In thousands, except share and per share data)

Stockholders' equity	$95,320	$93,115
Less: goodwill and core deposit intangibles	(8,543)	(8,629)
Tangible equity	86,777	84,486

Shares outstanding	2,251,539	2,242,454

Tangible book value per share	$38.54	$37.68